MODIFICATION
OPTION PURCHASE AGREEMENT

This is a MODIFICATION ("Modification") to the OPTION PURCHASE AGREEMENT (the "Agreement") executed by and between Steven C. Waldron, a Minnesota resident ("Waldron"), and Theodore G. Hollinger ("Hollinger"). Both Waldron and Hollinger are sometimes referred to herein individually as "Party" and collectively as "Parties."

WHEREAS Waldron and Hollinger have agreed to modify the OPTION PURCHASE AGREEMENT executed by and between them on March 13, 2009.

NOW, THEREFORE, in consideration of the mutual covenants contained originally in the Agreement, the Parities agree to the following:

1. Modifications

A. Section 1(I) of the Agreement is repealed and shall not be binding upon the Parties.
B. Section 2 of the Agreement is repealed and shall not be binding upon the Parities.
C. Section 3 of the Agreement is amended to read as follows:

"2. Amendment/Modification"

D. The title of Section 4 of the Agreement is amended to read as follows:

"3. Integration"

2. Integration

This Modification represents the Parties' complete and final Modification and supersedes all informal understandings and/or oral or written agreements relating to the subject matter of this Modification and the Agreement.

3. Effectiveness of Copies

A signed copy of this Modification shall be sufficient and equal to the original signed by the Party or Parties.

IN WITNESS WHEREOF, the Parties have caused this Modification to be executed as of this day of March 23, 2009.

Name: Steven C. Waldron	Name: Theodore G. Hollinger
By [signature]	By [signature]
Date: 3-23-09	Date 3-24-09